Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS SECOND-QUARTER RESULTS

        RICHMOND, Va., August 3, 2005 – Tredegar Corporation (NYSE:TG) reported second-quarter income from continuing operations of $2.1 million (5 cents per share) compared to $5.2 million (14 cents per share) in 2004. Earnings from manufacturing operations were $9.8 million (25 cents per share) versus $10.6 million (27 cents per share) last year. Second-quarter sales were up to $243.7 million from $216.1 million in 2004. A summary of second-quarter results from continuing operations is shown below:

(In millions, except per-share data)	Second Quarter Ended June 30		Six Months Ended June 30

	2005	2004	2005	2004

Sales	$243.7	$216.1	$476.5	$412.0

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$2.1	$5.2	$7.7	$7.6
After-tax effects of:
Loss associated with plant shutdowns, asset
impairments and restructurings	7.0	4.0	8.3	11.0
Loss from Therics ongoing operations	1.1	1.7	2.3	3.3
Gains from sale of assets and other items	(.4)	(.3)	(1.8)	(4.2)

Income from manufacturing operations*	$9.8	$10.6	$16.5	$17.7

Diluted earnings per share from continuing operations as
reported under GAAP	$.05	$.14	$.20	$.20
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset
impairments and restructurings	.18	.10	.21	.29
Loss from Therics ongoing operations	.03	.04	.06	.08
Gains from sale of assets and other items	(.01)	(.01)	(.05)	(.11)

Diluted earnings per share from manufacturing operations*	$.25	$.27	$.42	$.46

        * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gains from sale of assets and other items have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. On June 30, 2005, substantially all of the assets of Therics were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

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TREDEGAR EARNINGS, page 2

        Norman A. Scher, Tredegar’s president and chief executive officer, said: “Second-quarter profits in films improved over last year due primarily to growth in new apertured, elastic and surface protection materials. However, despite lower resin costs second-quarter profits declined from the previous quarter due to a recent slowdown in the growth of elastics and lower volume in certain other products. Looking ahead to the second half of 2005, the slowdown in the growth of our elastics business is likely to continue through year-end and resin costs are expected to increase. As a result, 2005 profits in films may not exceed last year’s level.”

         Scher added: “In aluminum, we were encouraged by results in U.S. operations, but overall profits continue to be hurt by appreciation of the Canadian Dollar and higher energy costs. If these conditions persist, it will be difficult to improve upon last year’s profits.”

MANUFACTURING OPERATIONS

Film Products

        Second-quarter net sales in Film Products were $111.2 million, up 10% from $101.5 million in 2004. The sales increase was due primarily to higher selling prices which were driven by the pass-through of higher raw material costs. Growth in higher value new products and foreign exchange rate changes also contributed to the increase in sales. Operating profit from ongoing operations improved to $11.4 million, up5 % from $10.9 million last year. Volume was 64.3 million pounds, down 10% from 71.2 million pounds last year.

        Compared to the first-quarter ended March 31, net sales and operating profit from ongoing operations declined 5% and 2%, respectively. Volume was down 5%.

        The decline in operating profit in the second quarter from the first quarter of 2005 was due to a slowdown in the growth of elastics and lower volume in certain non-elastic diaper-related components and packaging film. The adverse impact of these items was offset by lower resin costs in the second quarter compared with the first quarter of this year.

        In the second quarter of this year, lower average resin prices resulted in a positive operating profit impact of approximately $1.5 million compared with the first quarter of 2005. Low-density polyethylene resin in the U.S. declined about 6 cents per pound from first-quarter levels. Resin prices in Europe and Asia also declined. Tredegar expects resin prices to increase during the second half of 2005. The films business has pass-through or cost-sharing

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TREDEGAR EARNINGS, page 3

agreements for the majority of its sales. However, under certain agreements, changes in resin costs are not passed through for an average period of 90 days.

        Growth in new apertured topsheets and surface protection films is expected to continue into 2006. Demand for elastics should improve in 2006 as personal care product suppliers use more elastic materials to improve comfort and fit in diapers and adult incontinence products.

        Year-to-date net sales were $228.0 million, up 16%, versus $197.4 million in 2004. Operating profit from ongoing operations was $23.0 million, up 10%, compared to $20.9 million in 2004. Year-to-date volume decreased to 131.7 million pounds from 140.3 million pounds.

        Capital spending in Film Products through June 30 totaled $28 million and is expected to be approximately $55 million for the year, and includes capacity expansions for apertured and elastic materials and surface protection films and a new global information system.

Aluminum Extrusions

        Second-quarter net sales in Aluminum Extrusions were $126.0 million, up 16% from $109.0 million in 2004 due to higher selling prices, which were driven by higher metal costs. Operating profit from ongoing operations declined 13% to $7.2 million, down from $8.3 million in 2004. The profit decline was due primarily to appreciation of the Canadian Dollar ($1.2 million) and higher energy costs ($900,000). Second-quarter volume was 63.4 million pounds, up slightly from 62.0 million pounds in 2004.

        A relatively strong performance in U.S. operations, driven by commercial construction activity and higher sales of hurricane shutters, was offset by softer demand across all Canadian markets.

        Year-to-date net sales were $235.9 million, up 16% from $204.2 million in 2004. Operating profit from ongoing operations for the six-month period declined 15% to $10.2 million from $12.0 million in 2004. Year-to-date volume increased slightly to 121.8 million pounds from 120.0 million pounds in 2004.

        Through June 30, capital expenditures totaled $8 million and are expected to be approximately $15 million for the year.

THERICS

        On July 1, Tredegar announced that it sold or assigned substantially all of the assets of Therics, Inc., a developer and marketer of orthobiologic products, to a new company controlled and managed by Randall R. Theken. The new company, Therics, LLC, is part of a family of orthopedic medical device

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TREDEGAR EARNINGS, page 4

companies founded by Mr. Theken, including Theken Spine, LLC. In addition to receiving potential future payments on the sale of Therics’ products, Tredegar retained a 17.5% equity interest in Therics, LLC and received a 3.5% interest in Theken Spine, LLC.

        The second-quarter operating loss from ongoing operations at Therics was $1.6 million compared to a loss of $2.5 million in 2004. Net sales were $115,000 for the quarter versus $120,000 last year. The year-to-date operating loss was $3.5 million compared to $5.0 million in 2004. Year-to-date sales were $252,000, up from $131,000 in 2004.

OTHER ITEMS

        Second-quarter results include a net after-tax charge of $7.0 million (18 cents per share) for plant shutdowns, asset impairments and restructurings, primarily associated with charges related to the divestiture of Therics. The charge for plant shutdowns, asset impairments and restructurings for the second quarter of 2004 was $4.0 million (10 cents per share). Results also include gains from the sale of assets and other items of $417,000 (1 cent per share) compared to $268,000 (1 cent per share) in 2004.

        Year-to-date net after-tax charges for plant shutdowns, asset impairments and restructurings were $8.3 million (21 cents per share). Comparable charges in 2004 totaled $11.0 million (29 cents per share). The year-to-date gains from the sale of assets and other items was $1.8 million (5 cents per share) compared to $4.2 million (11 cents per share) in 2004.

        Additional details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

        Net debt (debt net of cash) was $92.4 million, or 1.1 times the last twelve months adjusted EBITDA.

        See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

        Tredegar management will host a conference call on August 4 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 800-772-8997. Individuals calling from outside the United States should dial 416-695-9703. A replay of the call will be available through August 11 by dialing 888-509-0082 (domestic) or 416-695-5275 (international).

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        Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of second-quarter results” link on the home page. An archived version of the call will be available for replay on the Web site.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        The words “believe,” “hope,” “expect,” “are likely,” and similar expressions may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to the following:

        Film Products is highly dependent on sales to one customer, which comprised approximately 27% of Tredegar’s net sales in 2004. The loss or significant reduction of sales associated with this customer would have a material adverse effect on our business, as would delays in this customer rolling out products utilizing new technologies developed by Film Products.

        Growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While Film Products has substantial technical resources, there can be no assurance that its new products can be brought to market successfully, or if brought to market successfully, at the same level of profitability and market share of replaced films. A shift in customer preferences away from Film Products’ technologies, its inability to develop and deliver new profitable products, or delayed acceptance of its new products in domestic or foreign markets, could have a material adverse effect on Tredegar. In the long term, growth will depend on Film Products’ ability to provide innovative materials at or below current material costs, including lowering equipment and other capital costs.

        Sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. Aluminum Extrusions’ market segments are also subject to seasonal slowdowns during the winter months. The markets for Aluminum Extrusions’ products are marked by differences between the Canadian and U.S. markets. They are also highly competitive with

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TREDEGAR EARNINGS, page 6

product quality, service, delivery performance and price being the principal competitive factors. Although Aluminum Extrusions targets complex, customized, service-intensive business compared to higher volume, standard extrusion applications, Aluminum Extrusions is under increasing domestic and foreign competitive pressures. Foreign imports, primarily from China, currently represent less than 5% of the North American aluminum extrusion market. Foreign competition to date has been primarily large volume, standard extrusion profiles that impact some of our less strategic end-use markets. Market share erosion in other end-use markets remains possible.

        Tredegar’s substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations. Risks inherent in international operations include the following, by way of example: changes in general economic conditions, potential difficulty enforcing agreements and intellectual property rights, restrictions on foreign trade or investment, fluctuations in exchange rates, imposition of additional taxes on our foreign income, nationalization of private enterprises and unexpected adverse changes in foreign laws and regulatory requirements.

        Tredegar’s future performance is also influenced by the costs incurred by Tredegar’s operating companies, including, for example, the cost of energy and raw materials. There is no assurance that cost control efforts will be sufficient to offset any additional future declines in revenues or increases in energy, raw materials or other costs.

        Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

        To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

        Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30

	2005	2004	2005	2004

Sales	$243,724	$216,053	$476,481	$411,972
Other income (expense), net (a) (c)	938	352	3,498	6,458

	244,662	216,405	479,979	418,430

Cost of goods sold (a)	204,077	177,483	402,429	341,227
Freight	6,402	5,468	12,345	10,295
Selling, R&D and general expenses (a)	18,956	18,623	38,820	36,567
Amortization of intangibles	106	67	212	134
Interest expense	1,093	598	2,056	1,521
Asset impairments and costs associated with exit and
disposal activities (a) (b)	10,491	6,004	11,358	16,787

	241,125	208,243	467,220	406,531

Income before income taxes	3,537	8,162	12,759	11,899
Income taxes	1,405	2,983	5,077	4,291

Net income (a) (b) (c) (d)	$2,132	$5,179	$7,682	$7,608

Earnings per share:
Basic	$.05	$.14	$.20	$.20
Diluted	.05	.14	.20	.20

Shares used to compute earnings per share:
Basic	38,453	38,235	38,446	38,232
Diluted	38,592	38,427	38,614	38,431

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30

	2005	2004	2005	2004

Net Sales
Film Products	$111,244	$101,484	$227,955	$197,370
Aluminum Extrusions	125,963	108,981	235,929	204,176
Therics	115	120	252	131

Total net sales	237,322	210,585	464,136	401,677
Add back freight	6,402	5,468	12,345	10,295

Sales as shown in the Consolidated
Statements of Income	$243,724	$216,053	$476,481	$411,972

Operating Profit
Film Products:
Ongoing operations	$11,396	$10,863	$22,974	$20,887
Plant shutdowns, asset impairments and
restructurings, net of gain on sale of asset (a)	44	(4,834)	413	(6,037)

Aluminum Extrusions:
Ongoing operations	7,221	8,281	10,218	11,964
Plant shutdowns, asset impairments and
restructurings (a)	(202)	(146)	(840)	(9,726)

Therics (b):
Ongoing operations	(1,644)	(2,543)	(3,467)	(5,034)
Plant shutdowns, asset impairments and
restructurings (a)	(10,049)	(1,024)	(10,049)	(1,024)

Total	6,766	10,597	19,249	11,030
Interest income	142	72	240	146
Interest expense	1,093	598	2,056	1,521
Gain on the sale of corporate assets (c)	61	413	61	6,547
Corporate expenses, net (a)	2,339	2,322	4,735	4,303

Income before income taxes	3,537	8,162	12,759	11,899
Income taxes	1,405	2,983	5,077	4,291

Net income (a) (b) (c) (d)	$2,132	$5,179	$7,682	$7,608

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2005	December 31, 2004
Assets

Cash & cash equivalents	$26,950	$22,994
Accounts & notes receivable, net	123,813	117,314
Inventories	60,870	65,360
Deferred income taxes	8,176	10,181
Prepaid expenses & other	2,958	4,689

Total current assets	222,767	220,538

Property, plant & equipment, net	320,422	316,692
Other assets	95,867	89,261
Goodwill & other intangibles	137,483	142,983

Total assets	$776,539	$769,474

Liabilities and Shareholders’ Equity

Accounts payable	$66,776	$63,852
Accrued expenses	38,397	38,141
Income taxes payable	3,944	1,446
Current portion of long-term debt	14,375	13,125

Total current liabilities	123,492	116,564
Long-term debt	99,241	90,327
Deferred income taxes	65,646	71,141
Other noncurrent liabilities	10,982	11,000
Shareholders’ equity	477,178	480,442

Total liabilities and shareholders’ equity	$776,539	$769,474

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30

	2005	2004
Cash flows from operating activities:
Net income	$7,682	$7,608
Adjustments for noncash items:
Depreciation	18,453	16,162
Amortization of intangibles	212	134
Deferred income taxes	952	(2,365)
Accrued pension income and postretirement benefits	(1,111)	(2,042)
Gain on sale of assets	(2,507)	(6,547)
Loss on asset impairments and divestitures	6,439	12,476
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(8,441)	(29,774)
Inventories	3,459	72
Income taxes recoverable	—	58,633
Prepaid expenses and other	1,747	(622)
Accounts payable	(1,033)	13,824
Accrued expenses and income taxes payable	268	3,018
Other, net	(2,116)	(1,506)

Net cash provided by operating activities	24,004	69,071

Cash flows from investing activities:
Capital expenditures	(35,483)	(24,737)
Proceeds from the sale of assets and property disposals	3,368	7,829
Other, net	875	1,051

Net cash used in investing activities	(31,240)	(15,857)

Cash flows from financing activities:
Dividends paid	(3,095)	(3,068)
Debt principal payments	(29,336)	(60,849)
Borrowings	39,500	10,000
Book overdrafts	5,785	—
Proceeds from exercise of stock options	195	458

Net cash provided by (used in) financing activities	13,049	(53,459)

Effect of exchange rate changes on cash	(1,857)	(530)

Increase in cash and cash equivalents	3,956	(775)
Cash and cash equivalents at beginning of period	22,994	19,943

Cash and cash equivalents at end of period	$26,950	$19,168

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended June 30, 2005

	Film Products	Aluminum Extrusions	Therics (b)	Total
Operating profit (loss) from ongoing operations	$45.3	$20.9	$(8.2)	$58.0
Allocation of corporate overhead	(7.1)	(3.3)	—	(10.4)
Add back depreciation and amortization	24.5	11.1	1.0	36.6

Adjusted EBITDA (e)	$62.7	$28.7	$(7.2)	$84.2

Selected balance sheet and other data as of June 30, 2005:
Cash invested to date in Therics	$76.8
Net debt (f)	$92.4
Shares outstanding	38.6

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the second quarter of 2005 include:

•	A pretax charge of $10 million related to the sale or assignment of substantially all of Therics’ assets, including asset impairment charges of $5.6 million, lease-related losses of $3 million and severance and other transaction-related costs of $1.4 million (see Note (b) for additional information);

•	A pretax gain of $653,000 related to the shutdown of the films manufacturing facility in Carbondale, Pennsylvania, including a $630,000 gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal to income of certain shutdown-related accruals of $23,000;

•	Pretax charges of $500,000 related to severance and other employee-related costs associated with restructurings in Film Products ($227,000) and Aluminum Extrusions ($273,000);

•	A pretax gain of $71,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including the reversal to income of certain severance and employee-related accruals of $474,000, partially offset by other shutdown-related costs of $403,000;

•	A net pretax charge of $250,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $346,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•	Pretax charges of $105,000 for accelerated depreciation related to restructurings in Film Products; and

•	A pretax charge of $27,000 related to severance and other employee-related costs associated with the shutdown of the films manufacturing facility in New Bern, North Carolina.

Plant shutdowns, asset impairments and restructurings in the first six months of 2005 include:

•	A pretax charge of $10 million related to the sale or assignment of substantially all of Therics’ assets, including asset impairment charges of $5.6 million, lease-related losses of $3 million and severance and other transaction-related costs of $1.4 million (see Note (b) for additional information);

•	A pretax gain of $1.6 million related to the shutdown of the films manufacturing facility in New Bern, North Carolina, including a $1.8 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by shutdown-related expenses of $225,000;

•	A pretax charge of $1 million for process reengineering costs associated with the implementation of a global information system in Film Products (included in “Costs of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $918,000 related to severance and other employee-related costs associated with restructurings in Film Products ($477,000) and Aluminum Extrusions ($441,000);

•	A pretax charge of $399,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including $873,000 of shutdown-related costs, partially offset by the reversal to income of certain severance and employee-related accruals of $474,000;

•	A pretax gain of $653,000 related to the shutdown of the films manufacturing facility in Carbondale, Pennsylvania, including a $630,000 gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal to income of certain shutdown-related accruals of $23,000;

•	A pretax gain of $508,000 for interest receivable on tax refund claims (included in “Corporate expenses, net” in the net sales and operating profit by segment table and “Other income (expense), net” in the condensed consolidated statements of income);

•	A net pretax charge of $130,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $545,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income); and

•	Pretax charges of $205,000 for accelerated depreciation related to restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in the second quarter of 2004 include:

•	A pretax charge of $2.7 million for impairment of the films business in Argentina;

•	Pretax charges of $994,000 related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	A pretax charge of $879,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments;

•	A pretax charge of $300,000 related to severance and other employee-related costs associated with the planned shutdown of the films manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $300,000 related to the estimated loss on the sale of the previously shutdown films manufacturing facility in Manchester, Iowa; and

•	A pretax charge of $145,000 related to severance costs in Therics.

Plant shutdowns, asset impairments and restructurings in the first six months of 2004 include:

•	A pretax charge of $9.6 million related to the planned shutdown of an aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other employee-related costs of $2.5 million;

•	A pretax charge of $2.7 million for impairment of the films business in Argentina;

•	Pretax charges of $1.7 million related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	A pretax charge of $879,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments;

•	Pretax charges of $837,000 related to severance and other employee-related costs associated with the planned shutdown of the film manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $300,000 related to the estimated loss on the sale of the previously shutdown films manufacturing facility in Manchester, Iowa; and

•	A pretax charge of $145,000 related to severance costs in Therics.

(b)	On June 30, 2005, substantially all of the assets of Therics, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar. Therics retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities. Therics received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(c)	Gain on the sale of corporate assets for the first six months of 2005 include a gain of $61,000 related to the sale of corporate real estate. Gain on the sale of corporate assets for the first six months of 2004 include gains of $6.1 million related to the sale of public equity securities and $413,000 on the sale of corporate real estate.

(d)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was a loss of $3.2 million for the second quarter of 2005 and income of $4 million for the second quarter of 2004. Comprehensive income (loss) was a loss of $568,000 for the first six months of 2005 and income of $3 million for the first six months of 2004. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(e)	Adjusted EBITDA represents income from operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(f)	Net debt is calculated as follows (in millions):

Debt	$113.6
Less: Cash and cash equivalents, net of overdrafts	(21.2)

Net debt	$92.4